Corcoran Technologies Corporation
                                1504 R Street, N.W.
                              Washington, D.C. 20009

                                  October 1, 1997


Corcoran Technologies Corporation
1504 R Street, N.W.
Washington, D.C. 20009

        Re:     Lock Up Agreement for Common Stock of
                        Corcoran Technologies Corporation

Gentlemen:

        As part of the sale of 5,000,000 shares of Common Stock of Corcoran Technologies Corporation (the "Company"), a "blank check" company as defined in Section 7(b)(3) of the Securities
Act of 1933 as a development stage company with no specific business plan or purpose or an intention to engage in a merger or acquisition with an unidentified company or companies, to Pierce Mill Associates, Inc. (the "Holder"), the Holder hereby represents, warrants, covenants and agrees, for the benefit of the Company and the holders of record (the "third party beneficiaries") of the Company's outstanding securities, including the Company's Common Stock, $.0001 par value per share (the "Stock") at the date hereof and during the pendency of this letter agreement that the Holder will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly, its shares of Stock of the Company owned beneficially or otherwise by the Holder except in connection with or following completion of a merger or acquisition of the Company or by the Company and the Company is no longer classified as a "blank check" company.

        Any attempted sale, transfer or other disposition in violation of this letter agreement shall be null and void.

        The Holder further agrees that the Company will (i) instruct its transfer agent not to transfer such securities and the Company may provide a copy of this letter agreement to the Company's transfer agent for the purpose of instructing the Company's transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or hypothecation of such securities is subject to the terms of this letter agreement and (ii) issue stop-transfer instructions to its transfer agent for the period contemplated by this letter agreement for such securities.

        This letter agreement shall be binding upon the Holder, its agents, heirs, successors, assigns and beneficiaries.

        Any waiver by the Company of any of the terms and conditions of this letter agreement in any instance must be in writing and must be duly executed by the Company and the Holder and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

        The Holder agrees that any breach of this letter agreement will cause the Company and the third party beneficiaries irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this letter agreement by the Holder, the Holder hereby agrees that the Company and the third party beneficiaries shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Holder also agrees that the Company and all third party beneficiaries shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damages.


                                               PIERCE MILL ASSOCIATES, INC.


                                               By:
                                                    Title (if any)


                                               By:
                                                    Co-owner (if any)



Agreed and accepted this        day of               , 199___.

CORCORAN TECHNOLOGIES CORPORATION


By:
        Name:
        Title: